Exhibit 99.1

Bilander Acquisition Corp. Announces the Separate Trading of its Common Stock and Warrants Commencing September 8, 2021

San Francisco – September 8, 2021 – Bilander Acquisition Corp. (NASDAQ: TWCB) (the “Company”), announced today that, commencing September 8, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units.

The shares of Class A common stock and warrants that are separated will trade on the Nasdaq Capital Market under the symbols “TWCB” and “TWCBW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “TWCBU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on July 15, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About the Company

The Company is a newly organized blank check company sponsored by True Wind Capital (“True Wind”), a San Francisco-based, technology-focused private equity firm managing approximately $1.4 billion. The Company is led by Scott W. Wagner, Head of Strategic Capital for True Wind, who is responsible for leading True Wind's SPAC franchise and overseeing its operations, and James H. Greene, Jr., a founding partner of True Wind. Mr. Wagner and Mr. Greene serve as the Company’s Chief Executive Officer and Chairman, respectively. Mr. Wagner brings nearly 30 years of deep operating experience within the software, internet, consumer media, and data and analytics sectors.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

(212) 257-4170